Exhibit 99.1

Frontier Airlines Reports Fiscal First Quarter 2006 Results

          DENVER, July 28 /PRNewswire-FirstCall/ -- Frontier Airlines, Inc. (Nasdaq: FRNT) today reported a net loss of $2.7 million, or $.08 per diluted common share, for the airline’s fiscal first quarter ended June 30, 2005 compared to a net loss of $6.6 million, or $0.18 per diluted common share, for the same period last year.  Included in the net loss for the three months ended June 30, 2005 were the following items before the effect of income taxes: a charge of $3.3 million relating to three leased Boeing 737-300 aircraft the Company ceased using during the quarter and an unrealized loss on fuel hedges of $1.0 million.  These items, net of income taxes, increased the Company’s net loss by $0.08 per share.  Included in the net loss for the quarter ended June 30, 2004 were the following items before the effect of income taxes; a loss of $0.5 million on the sale of two Airbus A319 aircraft in sale-leaseback transactions and other assets, a write down of $0.3 million of the carrying value of expendable Boeing 737 inventory and an unrealized loss on fuel hedges of $0.5 million.  These items, net of income taxes, increased the net loss by $0.03 per share.

          Chief Executive Officer’s Comments
          Frontier President and CEO Jeff Potter said, “Almost every indicator of our performance as an airline continues to show improvement with the exception of the one factor we cannot control-fuel. On a year-over-year basis, our mainline yield (revenue per revenue passenger mile) increased by 4.2 percent, our mainline revenue per available seat mile (RASM) improved by an industry leading 15.6 percent, and we carried 18.9 percent more mainline passengers than last year with only a 6.1 percent increase in mainline available seat miles (ASM).  However, those percentages all pale in comparison to the 42.3 percent year-over-year increase in the average cost of fuel per gallon, excluding unrealized fuel losses, which resulted in $19.4 million of additional cost during the quarter.  Despite the fuel headwind we took our operating margin into the black, improving our operating margin by 4.6 percentage points, excluding special items.  We are running a great airline, carrying more passengers than ever and revenue continues to move in the right direction, but we must continue to focus on the costs that we can control as we try to mitigate the volatility of fuel.  Each of our employees knows that in addition to the effort they put forth providing the best service in the industry, there must be a continued focus throughout every level of the organization on cost-containment in order to bring our airline back to solid profitability.”

          Operating Highlights
          Mainline passenger revenue increased 22.8 percent as mainline revenue passenger miles (RPMs) grew at a rate of 17.6 percent during the fiscal first quarter, while mainline capacity growth as measured by mainline ASMs increased 6.1 percent from the same quarter last year.  As a result, the airline’s mainline load factor was 78.4 percent for its fiscal first quarter of 2006, 7.7 load factor points more than the airline’s mainline load factor of 70.7 percent during the same quarter last year.  The airline’s mainline breakeven load factor for the fiscal first quarter 2006 increased 4.3 load factor points from 73.6 percent to 77.9 percent.  Frontier’s mainline breakeven load factor, excluding special items, increased from the prior comparable period principally as a result of the 42.3 percent increase in fuel costs on a year-over-year basis.

          During the fiscal first quarter 2006, the airline’s mainline passenger revenue per available seat mile RASM increased 15.6 percent to 8.82 cents from the same quarter last year.  The increase in mainline RASM was due to the combination of a 4.2 percent mainline yield per RPM increase on a year-over-year basis and the 7.7 point load factor increase.  Mainline average length of haul decreased 1.1 percent on a year-over-year basis.

          Mainline fuel cost per gallon during the quarter excluding an unrealized loss on fuel hedges of $1.0 million, increased 42.3 percent to $1.75 compared to $1.23 for the same period last year.  The airline’s mainline cost per available seat mile (CASM) for the fiscal first quarter excluding fuel was 6.55 cents compared to 6.28 cents for the same quarter last year, an increase of 4.3 percent.  Included in CASM for the quarter ended June 30, 2005, was 0.14 cents per ASM of expenses associated with the early retirement of three Boeing leased aircraft and 0.11 cents per ASM for Boeing transition costs. Included in CASM for the quarter ended June 30, 2004, was 0.03 cents per ASM of impairments and losses on sales of assets.

          Senior Vice President and Chief Financial Officer Paul Tate discussed the airline’s year-over-year unit cost comparatives stating,  “While we saw a year-over-year increase in mainline CASM excluding fuel but including Boeing early retirement and transition costs, it came as no surprise that CASM excluding fuel increased 4.3 percent particularly with the increase in expenses associated with a 15.6 percent increase in RASM.  The increase in CASM was partially offset by an estimated $2.3 million in credits expected as a result of the 2004 Denver International Airport landing fee and facilities calendar 2004 cost reconciliation.  Fortunately, we believe we will experience far less additional Boeing retirement expenses in the September quarter, only the benefits associated with operating a single, more fuel efficient fleet type.”

          The airline’s current unrestricted cash and working capital position as of June 30, 2005 was $174.3 million and $36.7 million, respectively.  This compares to the Company’s unrestricted cash and working capital position for the same period last year of $193.6 million and $75.8 million, respectively.

          The airline’s fleet in service on June 30, 2005 consisted of 15 owned Airbus A319 and A318 aircraft and 33 leased Airbus A319 and A318 aircraft.

          Business developments during the quarter included:

*

Took delivery of four new Airbus A319 aircraft and retired the final three Boeing 737-300 aircraft from scheduled service, culminating in Frontier’s transition to an all-Airbus fleet on April 11, 2005.

*	Began mainline service to Detroit, Michigan; Akron/Canton, Ohio; San Antonio, Texas; and Frontier JetExpress service to Tulsa, Oklahoma.

*	Announced new Frontier JetExpress service from Denver to Dayton, Ohio and Fresno, California, each to begin August 31, 2005.

*	Applied to the Department of Transportation (DOT) for permission to fly non-stop to Puerto Vallarta from Salt Lake City and Kansas City, and non-stop from Denver to Cozumel.

*	Expanded seasonal service to all five existing Mexico destinations from Denver.

*	Expanded a previously announced pre-purchase agreement with Apple Vacations to include scheduled charter service between Chicago and Cancun, which began in June, 2005.

*	Resumed and expanded seasonal service to Anchorage, Alaska and expanded mainline service to eight destinations as well as regional jet (RJ) service via Frontier JetExpress to one destination.

*

The More Store was unveiled (www.frontiermorestore.com), which is an online miles shopping experience designed to provide Ascent and Summit level EarlyReturn(R) members with the ability to purchase merchandise online with frequent flyer miles in an auction-style bidding process or with a stated amount of miles.

          Potter concluded, “While we remain optimistic that positive year-over-year RASM trends will continue throughout the September quarter, the ever-rising cost of fuel leads us to believe that September’s financial results may improve only slightly over our June quarterly results.

          “Cost-containment and efficiency will be the hallmarks of success for Frontier in the year to come and no stone can be left unturned.  The other half of the equation, which is attracting and retaining customers by running a quality airline, is already in very capable hands.  There is no doubt in my mind that each of our employees is giving 100-plus percent, generating loyalty with our passengers by giving them an experience that is ‘a whole different animal’.  It is my sincere desire that we can attain profitability in the current fiscal year so they can see that their hard work is rewarded beyond the self-satisfaction of knowing they are the best in the industry.”

          Senior leadership will host a conference call to discuss Frontier’s quarterly earnings on July 29, 2005, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline’s Web site at www.frontierairlines.com or using the following URL: http://www.vcall.com/CEPage.asp?ID=92860.

          Currently in its 12th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 4,550 aviation professionals.  With 49 aircraft and the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration.  In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 46 destinations in 29 states spanning the nation from coast-to-coast and to five cities in Mexico. Frontier’s maintenance and engineering department has received the Federal Aviation Administration’s highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for six consecutive years.  In July 2005, Frontier ranked as one of the “Top 10 Domestic Airlines” as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

          Legal Notice Regarding Forward-Looking Statements
          Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated.  Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government’s policy regarding relief to the airline industry, especially as it relates to war risk insurance; the stability of the U.S. economy and the economic environment of the airline industry; and, unforeseen costs of satisfying the return conditions imposed by lessors of Boeing aircraft.  Any forward-looking statement is qualified by reference to these risks and factors.  These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended March 31, 2005.  The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website, www.frontierairlines.com.

FRONTIER AIRLINES, INC.
SELECTED BALANCE SHEET DATA
(unaudited)

	June 30, 2005	June 30, 2004

Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$174,284	$193,558
Current assets	299,629	278,030
Total assets	839,008	793,106
Current liabilities	262,882	202,240
Long-term debt	301,512	296,258
Total liabilities	602,036	540,631
Stockholders’ equity	236,972	252,475
Working capital	36,747	75,790

FRONTIER AIRLINES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004
(unaudited)

	Three Months Ended

	June 30, 2005	June 30, 2004

Revenues:
Passenger	$208,067,483	$169,437,481
Passenger- regional partner	22,954,030	19,126,445
Cargo	1,218,934	1,427,495
Other	4,169,614	2,431,649
Total revenues	236,410,061	192,423,070
Operating expenses:
Flight operations	34,793,709	31,789,164
Aircraft fuel expense	59,829,548	40,003,182
Aircraft lease expense	23,108,954	18,890,826
Aircraft and traffic servicing	31,753,244	31,692,204
Maintenance	20,010,658	18,956,085
Promotion and sales	21,871,913	19,838,676
General and administrative	12,251,067	10,294,244
Operating expenses-regional partner	24,117,887	21,293,435
Aircraft lease and facility exit costs	3,311,888	—
(Gains) losses on sales of assets, net	(88,038)	529,828
Impairment and other related charges	—	326,146
Depreciation	6,672,077	6,618,439
Total operating expenses	237,632,907	200,232,230
Operating loss	(1,222,846)	(7,809,160)
Nonoperating income (expense):
Interest income	1,364,398	570,570
Interest expense	(4,118,118)	(2,908,016)
Other, net	(102,639)	(65,363)
Total nonoperating expense, net	(2,856,359)	(2,402,809)
Loss before income tax benefit	(4,079,205)	(10,211,969)
Income tax benefit	(1,345,457)	(3,638,251)
Net loss	$(2,733,748)	$(6,573,718)
Loss per share-basic and diluted	$(0.08)	$(0.18)
Weighted average shares of common stock outstanding-basic and diluted	36,027,655	35,603,426

FRONTIER AIRLINES, INC.
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Quarters Ended June 30,

	2005	2004

Selected Operating Data:
Passenger revenue (000s)
Mainline	$208,067	$169,437
Regional Partner	22,954	19,126
System Combined	$231,021	$188,563
Revenue passengers carried (000’s)
Mainline	1,884	1,584
Regional Partner	233	203
System Combined	2,117	1,787
Revenue passenger miles (RPMs) (000’s)
Mainline	1,840,099	1,564,587
Regional Partner	136,757	131,554
System Combined	1,976,856	1,696,141
Available seat miles (ASMs) (000’s)
Mainline	2,345,897	2,211,652
Regional Partner	188,685	177,578
System Combined	2,534,582	2,389,230
Passenger load factor
Mainline	78.4%	70.7%
Regional Partner	72.5%	74.1%
System Combined	78.0%	71.0%
Mainline break-even load factor (1)	77.9%	73.6%
Mainline block hours	47,379	43,974
Mainline departures	19,314	17,650
Mainline average seats per departure	129	131
Mainline average stage length	940	957
Mainline average length of haul	977	988
Mainline average daily block hour utilization	11.5	11.7

FRONTIER AIRLINES, INC.
Comparative operating statistics, unaudited
Continued

	Quarters Ended June 30,

	2005	2004

Yield per RPM (cents) (2)
Mainline	11.24	10.79
Regional Partner	16.78	14.54
System Combined	11.63	11.08
Total yield per RPM (cents) (3)
Mainline	11.60	11.08
Regional Partner	16.78	14.54
System Combined	11.96	11.34
Yield per ASM (cents)
Mainline	8.82	7.63
Regional Partner	12.17	10.77
System Combined	9.07	7.86
Total yield per ASM (cents)
Mainline	9.10	7.84
Regional Partner	12.17	10.77
System Combined	9.33	8.05
Cost per ASM (cents)
Mainline	9.10	8.09
Regional Partner	12.78	11.99
System Combined	9.38	8.38
Mainline fuel expense per ASM (cents)	2.55	1.81
Mainline cost per ASM excluding fuel (cents) (4)	6.55	6.28
Mainline average fare	$102.06	$100.50
Mainline average aircraft in service	45.3	41.4
Mainline aircraft in service at end of year	48	46
Mainline average age of aircraft at end of year	1.9	3.1
Mainline average fuel cost per gallon	$1.78	$1.25
Mainline fuel gallons consumed (000s)	33,691	32,118

1.

“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs.  Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission.  We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison.  Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items.  Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of break-even load factor is as follows:

	Quarters Ended June 30,

	2005	2004

Net loss	$2,734	$6,574
Income tax benefit	1,345	3,638
Passenger revenue	208,067	169,437
Regional Partner Expense	(24,118)	(21,293)
Regional Partner Revenue	22,954	19,126
Charter revenue	(1,211)	(656)
Passenger revenue mainline (excluding charter and regional partner revenue required to break even)	$209,771	$176,826
Non-GAAP adjustments:
Loss on fuel hedging	(1,007)	(477)
Aircraft and facility lease exit costs	(3,312)	—
Impairment and other charges	—	(326)
Gain (loss) on sale of assets	88	(530)
Passenger revenue (excluding charter and regional partner revenue) required to break-even (based on adjusted amounts)	$205,540	$175,493

	Quarters Ended June 30,

	2005	2004

Calculation of break-even load factor using GAAP amounts:
Passenger revenue mainline (excluding charter and regional partner revenue required to break even ($000s))	$209,771	$176,826
Mainline yield per RPM (cents)	11.24	10.79
Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	1,866,030	1,639,164
Mainline available seat miles (000’s)	2,345,897	2,211,652
Mainline break-even load factor using GAAP amounts	79.5%	74.1%
Calculation of break-even load factor using Non-GAAP amounts:
Passenger revenue (excluding charter and regional partner revenue) required to break even (based on adjusted amounts) ($000s)	$205,540	$175,493
Mainline yield per RPM (cents)	11.24	10.79
Mainline revenue passenger miles to break even assuming constant yield per RPM	1,828,392	1,626,807
Mainline available seat miles (000’s)	2,345,897	2,211,652
Mainline break-even load factor using non-GAAP amounts	77.9%	73.6%
GAAP difference	1.6%	0.6%

2.	“Yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3.

For purposes of these yield calculations, charter revenue is excluded from passenger revenue.  These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission.  We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue.  Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP.  The calculation of passenger revenue excluding charter revenue is as follows:

	Quarters Ended June 30,

	2005	2004

Passenger revenues - mainline, as reported	$208,067	$169,437
Less: charter revenue	1,211	656
Passenger revenues - mainline excluding charter	206,856	168,781
Add: Passenger revenues - regional partner	22,954	19,126
Passenger revenues, system combined	$229,810	$187,907

4.

This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission.  We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense.  However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

SOURCE  Frontier Airlines, Inc.
          -0-                                        07/28/2005
          /CONTACT:  Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
          /Web site:  http://www.frontiermorestore.com /
          /Web site:  http://www.frontierairlines.com /

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